EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-130082 on Form S-8 of CSB Bancorp, Inc., Form S-3 of CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and in the Registration Statement on Form S-8 of The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated February 2, 2006, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of CSB Bancorp, Inc. for the year ended December 31, 2005.

/s/ S.R.SNODGRASS A.C.

S.R. SNODGRASS A.C.
Wexford, Pennsylvania
March 23, 2006

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